Exhibit 99.1

JAVA DETOUR ANNOUNCES CLOSING OF $10.0 MILLION FINANCING

DAVIS, CA (December 5, 2006) - Java Detour is pleased to announce that it has completed a reverse merger and concurrent private placement. The Company, through its wholly-owned subsidiary JDCO, Inc., completed the reverse merger with Media.USA.com, Inc, a company whose common stock is listed on the pink sheets (MUCI). Concurrently with the reverse merger, the Company closed an equity financing through a private placement of $10.0 million of its common stock and warrants to purchase its common stock to a group of institutional investors. Media.USA.com has been renamed Java Detour, Inc. and is applying for a new stock symbol to reflect the name change.

Hunter World Markets, Inc. of Beverly Hills, California acted as sole placement agent for the $10.0 million financing. The proceeds of the transaction are expected to support continued expansion of the Company’s domestic and international market.

The shares of common stock sold and warrants issued in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States without a registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the private placement and the shares of common stock issued upon exercise of the warrants.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Java Detour, Inc.

Java Detour sells high quality gourmet coffees, whole leaf teas, cold blended beverages, fresh fruit smoothies and select baked goods primarily from company-owned and franchised retail stores. All of our store locations, whether company-owned or franchised, will continue to focus on our core business concepts: consistently providing superior quality, convenience and customer service to all of our customers.

For more information, visit www.javadetour.com.

Exhibit 99.1

This news release contains certain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations and results. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These statements by their nature are estimates of future results only and involve substantial risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of various factors including, but not limited to, risks related to: our ability to obtain additional funding to support our business activities; the early-stage market for ventricular assist products and services; an expected dramatic rise in expenses; rapid growth and change in our business; as well as those risks more fully discussed in the Company's reports filed from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing its views as of any subsequent date. We do not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

Java Detour, Inc.
Media Contact: Michael Binninger
(530) 756-8020
info@javadetour.com